CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 (File No. 2-80648) under the Securities Act of 1933 and Post-Effective Amendment No. 29 (File No. 811-03613) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Bartlett Capital Trust of our report dated February 5, 1999 on our audit of the financial statements and financial highlights as of December 31, 1998 and for the respective years then ended, which report is included in the Annual Report to Shareholders.


We also consent to the reference to our firm under the captions "Financial Highlights" in each Prospectus and "The Trust's Independent Accountants" in the Statement of Additional Information.




PRICEWATERHOUSECOOPERS LLP


Baltimore, Maryland
April 30, 1999